PRESS RELEASE

COMCAST REPORTS 4th QUARTER AND FULL YEAR 2019 RESULTS
PHILADELPHIA - January 23, 2020… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter and year ended December 31, 2019.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said, "We delivered strong operational and financial results in the fourth quarter, capping another great year for Comcast, including double-digit growth in full-year adjusted EPS, record free cash flow and 1.4 million broadband net additions in the U.S. Our teams at Cable, NBCUniversal and Sky continued to execute at a high level, strengthening our leadership position in our markets. Looking ahead, in 2020 we are leaning into exciting opportunities, including: further differentiating our broadband product in the U.S. through innovations like Flex and xFi Advanced Security; accelerating the deployment of Sky Q; launching a new broadband service in Italy; debuting Super Nintendo World at Universal Studios Japan; and introducing a world-class streaming service - Peacock - which leverages capabilities from across Comcast. Underscoring our confidence in the continued success of our company, we are pleased to announce a 10% increase in our dividend, our 12th consecutive annual increase."

($ in millions, except per share data)
	4th Quarter			Full Year
Consolidated Results	2018 [5]	2019	Growth	2018 [5]	2019	Growth

Revenue	$27,846	$28,398	2.0%	$94,507	$108,942	15.3%
Net Income Attributable to Comcast	$2,511	$3,162	25.9%	$11,731	$13,057	11.3%
Adjusted EBITDA[1]	$8,191	$8,436	3.0%	$30,165	$34,258	13.6%
Earnings per Share[2]	$0.55	$0.68	23.6%	$2.53	$2.83	11.9%
Earnings per Share, Adjusted Basis[3] (see Table 5)	$0.72	$0.79	9.7%	$2.73	$3.13	14.7%
Net Cash Provided by Operating Activities	$5,790	$6,235	7.7%	$24,297	$25,697	5.8%
Free Cash Flow[4]	$2,063	$2,484	20.4%	$12,588	$13,394	6.4%

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com.
Full Year 2019 Highlights:

•	Consolidated Adjusted EBITDA Increased 13.6%; Earnings per Share Increased 14.7% to $3.13, on an Adjusted Basis; Generated Free Cash Flow of $13.4 Billion

•	Cable Communications Adjusted EBITDA Increased 7.3% and Adjusted EBITDA per Customer Relationship Increased 3.5%

•	Cable Communications Total Customer Relationships Increased by 1.1 Million, the Best Result on Record; Total High-Speed Internet Customers Increased by 1.4 Million, the Best Result in 12 Years

•	NBCUniversal Filmed Entertainment Adjusted EBITDA Increased 13.5%

•	Sky Adjusted EBITDA Increased 7.1% on a Pro Forma Basis to $3.1 Billion; Excluding the Impact of Currency, Adjusted EBITDA Increased 12.2% on a Pro Forma Basis
4th Quarter 2019 Highlights:

•	Consolidated Adjusted EBITDA Increased 3.0%; Earnings per Share Increased 9.7% to $0.79, on an Adjusted Basis; Generated Free Cash Flow of $2.5 Billion

•	Cable Communications Adjusted EBITDA Increased 5.4%

•	Cable Communications Total Customer Relationship Net Additions were 372,000, the Best Quarterly Net Additions on Record; Total High-Speed Internet Customer Net Additions were 442,000

•	NBCUniversal Broadcast Television Adjusted EBITDA Increased 14.2%

•	Sky Total Customer Relationships Increased 1.7% Year-Over-Year to 24.0 Million, Including Net Additions of 77,000 in the Quarter
Dividends:

•	Dividends Paid Totaled $3.7 Billion in 2019; Increased Dividend by 10% to $0.92 per Share on an Annualized Basis for 2020

Consolidated Financial Results
\
The comparability of our consolidated results was impacted by the fourth quarter 2018 Sky transaction. Sky’s results of operations are included in our consolidated financial statements following the acquisition date.

Consolidated Revenue for the fourth quarter of 2019 increased 2.0% to $28.4 billion. Consolidated Net Income Attributable to Comcast increased 25.9% to $3.2 billion. Consolidated Adjusted EBITDA increased 3.0% to $8.4 billion.

For the twelve months ended December 31, 2019, consolidated revenue increased 15.3% to $109 billion compared to 2018. Consolidated net income attributable to Comcast increased 11.3% to $13.1 billion. Consolidated Adjusted EBITDA increased 13.6% to $34.3 billion.

Earnings per Share (EPS) for the fourth quarter of 2019 was $0.68, an increase of 23.6% compared to the fourth quarter of 2018. On an adjusted basis, EPS increased 9.7% to $0.79 (see Table 5).

For the twelve months ended December 31, 2019, EPS was $2.83, a 11.9% increase compared to the prior year. On an adjusted basis, EPS increased 14.7% to $3.13 (see Table 5).

Capital Expenditures decreased 2.5% to $3.1 billion in the fourth quarter of 2019. Cable Communications’ capital expenditures decreased 7.8% to $2.1 billion. NBCUniversal’s capital expenditures increased 7.6% to $641 million. Sky had capital expenditures of $228 million.

For the twelve months ended December 31, 2019, capital expenditures increased 1.8% to $10.0 billion compared to 2018. Cable Communications' capital expenditures decreased 10.5% to $6.9 billion. NBCUniversal's capital expenditures increased 19.7% to $2.1 billion. Sky had capital expenditures of $768 million.

Net Cash Provided by Operating Activities was $6.2 billion in the fourth quarter of 2019. Free Cash Flow was $2.5 billion (see Table 4).

For the twelve months ended December 31, 2019, net cash provided by operating activities was $25.7 billion. Free cash flow was $13.4 billion (see Table 4).

Dividends paid during the fourth quarter of 2019 totaled $957 million. For the full year, Comcast made four cash dividend payments totaling $3.7 billion.

Today Comcast announced that it increased its dividend by 10% to $0.92 per share on an annualized basis for 2020. In accordance with the increase, the Board of Directors declared a quarterly cash dividend of $0.23 a share on the company's stock, payable April 22, 2020 to shareholders of record as of the close of business on April 1, 2020.

Consolidated Pro Forma Financial Results
Pro forma results are presented as if the Sky transaction occurred on January 1, 2017. The pro forma amounts are based on historical results of operations and are primarily adjusted for the allocation of purchase price and excluding costs directly related to the transaction. These amounts are not necessarily indicative of what our results would have been had we operated Sky since January 1, 2017 (see Table 7 for reconciliations of pro forma financial data).

Consolidated Pro Forma Revenue for the fourth quarter of 2019 was consistent with the prior year period at $28.4 billion. Consolidated Pro Forma Adjusted EBITDA increased 2.1% to $8.4 billion.

For the twelve months ended December 31, 2019, consolidated pro forma revenue decreased 0.5% to $109 billion compared to 2018. Consolidated Pro Forma Adjusted EBITDA increased 5.9% to $34.3 billion.

Cable Communications

($ in millions)
	4th Quarter			Full Year
	2018 [6]	2019	Growth	2018 [6]	2019	Growth
Cable Communications Revenue
High-Speed Internet	$4,404	$4,791	8.8%	$17,144	$18,752	9.4%
Video	5,577	5,507	(1.2%)	22,455	22,270	(0.8%)
Voice	978	944	(3.6%)	3,960	3,879	(2.1%)
Wireless	267	372	39.4%	890	1,167	31.2%
Business Services	1,839	2,000	8.8%	7,129	7,795	9.3%
Advertising	863	699	(19.1%)	2,795	2,465	(11.8%)
Other	467	455	(2.3%)	1,660	1,754	5.7%
Cable Communications Revenue	$14,395	$14,768	2.6%	$56,033	$58,082	3.7%

Cable Communications Adjusted EBITDA	$5,581	$5,883	5.4%	$21,681	$23,266	7.3%
Adjusted EBITDA Margin	38.8%	39.8%		38.7%	40.1%

Cable Communications Capital Expenditures	$2,320	$2,138	(7.8%)	$7,723	$6,909	(10.5%)
Percent of Cable Communications Revenue	16.1%	14.5%		13.8%	11.9%

Beginning in the first quarter of 2019, Cable Communications results include our wireless phone service and certain other business development initiatives which were previously presented in Corporate and Other. Prior periods have been adjusted to reflect this presentation.
Revenue for Cable Communications increased 2.6% to $14.8 billion in the fourth quarter of 2019, driven primarily by increases in high-speed internet, business services and wireless revenue, partially offset by a decrease in advertising revenue. High-speed internet revenue increased 8.8%, driven by an increase in the number of residential high-speed internet customers and rate adjustments. Business services revenue increased 8.8%, due to an increase in the number of customers receiving our services and an increase in average rates. Wireless revenue increased 39.4%, primarily reflecting an increase in the number of customer lines. Advertising revenue decreased 19.1%, reflecting a decrease in political advertising revenue. Excluding political advertising revenue, advertising revenue was consistent with the prior year period. Video revenue decreased 1.2%, reflecting a decrease in the number of residential video customers, partially offset by rate adjustments. Voice revenue decreased 3.6%, primarily due to a decrease in the number of residential voice customers. Other revenue decreased 2.3%, primarily reflecting the timing of X1 licensing revenue, partially offset by higher security and automation services revenue.

For the twelve months ended December 31, 2019, Cable revenue increased 3.7% to $58.1 billion compared to 2018, driven by growth in high-speed internet, business services, wireless and other revenue, partially offset by a decrease in advertising, video and voice revenue.

Total Customer Relationships increased by 372,000 to 31.5 million in the fourth quarter of 2019. Residential customer relationships increased by 352,000 and business customer relationships increased by 20,000. Total high-speed internet customer net additions were 442,000, total video customer net losses were 149,000, total voice customer net losses were 2,000 and total security and automation customer net additions were 10,000. In addition, Cable Communications added 261,000 wireless lines in the quarter.

For the year ended December 31, 2019, total customer relationships increased by 1.1 million. Residential customer relationships increased by 1.0 million and business customer relationships increased by 94,000. Total high-speed internet customer net additions were 1.4 million, total video customer net losses were 733,000, total voice customer net losses were 173,000 and total security and automation customer net additions were 59,000. In addition, Cable Communications added 816,000 wireless lines during the year.

(in thousands)
			Net Additions
	YE18 [6]	YE19	4Q18 [6]	4Q19	2018 [6]	2019
Customer Relationships
Residential Customer Relationships	28,109	29,149	240	352	925	1,040
Business Services Customer Relationships	2,303	2,396	29	20	123	94
Total Customer Relationships	30,412	31,545	269	372	1,048	1,134

Residential Customer Relationships Mix
One Product Residential Customers	9,015	10,247	151	342	840	1,232
Two Product Residential Customers	8,992	8,923	34	8	(25)	(69)
Three or More Product Residential Customers	10,102	9,979	55	2	110	(123)

Residential High-Speed Internet Customers	25,097	26,414	323	424	1,234	1,317
Business Services High-Speed Internet Customers	2,125	2,215	28	18	120	89
Total High-Speed Internet Customers	27,222	28,629	351	442	1,353	1,406

Residential Video Customers	20,959	20,288	(19)	(133)	(344)	(671)
Business Services Video Customers	1,027	966	(10)	(17)	(27)	(61)
Total Video Customers	21,986	21,254	(29)	(149)	(370)	(733)

Residential Voice Customers	10,153	9,934	(12)	(10)	(163)	(218)
Business Services Voice Customers	1,297	1,342	14	9	60	46
Total Voice Customers	11,449	11,276	2	(2)	(103)	(173)

Total Security and Automation Customers	1,317	1,375	39	10	186	59

Total Wireless Lines	1,236	2,052	227	261	854	816

Adjusted EBITDA for Cable Communications increased 5.4% to $5.9 billion in the fourth quarter of 2019, reflecting higher revenue, partially offset by a 0.8% increase in operating expenses. Non-programming expenses increased 1.6%, primarily reflecting higher technical and product support expenses, partially offset by lower other operating costs and advertising, marketing and promotional costs. Non-programming expenses per customer relationship decreased 1.9%. Programming costs decreased 0.6% due to the timing of programming contract renewals and video subscriber declines. This quarter's Adjusted EBITDA per customer relationship increased 1.8%, and Adjusted EBITDA margin was 39.8% compared to 38.8% in the fourth quarter of 2018. Cable Communications results include a loss of $116 million from our wireless business, compared to a loss of $191 million in the prior period.

For the twelve months ended December 31, 2019, Cable Adjusted EBITDA increased 7.3% to $23.3 billion compared to 2018, driven by higher revenue, partially offset by a 1.4% increase in operating expenses. The higher expenses were due to a 1.5% increase in non-programming expenses and a 1.1% increase in programming costs. For the twelve months ended December 31, 2019, Adjusted EBITDA per customer relationship increased 3.5%, and Adjusted EBITDA margin was 40.1% compared to 38.7% in 2018. Cable Communications results include a loss of $401 million from our wireless business, compared to a loss of $743 million in the prior period.

Capital Expenditures for Cable Communications decreased 7.8% to $2.1 billion in the fourth quarter of 2019. Cable capital expenditures represented 14.5% of Cable revenue in the fourth quarter of 2019 compared to 16.1% in last year's fourth quarter.

For the twelve months ended December 31, 2019, Cable capital expenditures decreased 10.5% to $6.9 billion. Cable capital expenditures represented 11.9% of Cable revenue compared to 13.8% in 2018.

NBCUniversal

($ in millions)
	4th Quarter			Full Year
	2018 [6]	2019	Growth	2018 [6]	2019	Growth
NBCUniversal Revenue
Cable Networks	$2,892	$2,927	1.2%	$11,773	$11,513	(2.2%)
Excluding Olympics (see Table 6)				11,395	11,513	1.0%
Broadcast Television	3,099	3,162	2.1%	11,439	10,261	(10.3%)
Excluding Olympics and Super Bowl (see Table 6)				10,246	10,261	0.1%
Filmed Entertainment	1,976	1,562	(21.0%)	7,152	6,493	(9.2%)
Theme Parks	1,513	1,562	3.2%	5,683	5,933	4.4%
Headquarters, other and eliminations	(85)	(60)	NM	(286)	(233)	NM
NBCUniversal Revenue	$9,395	$9,153	(2.6%)	$35,761	$33,967	(5.0%)

NBCUniversal Adjusted EBITDA
Cable Networks	$1,039	$1,026	(1.4%)	$4,428	$4,444	0.4%
Broadcast Television	412	471	14.2%	1,657	1,730	4.4%
Filmed Entertainment	179	91	(48.9%)	734	833	13.5%
Theme Parks	666	636	(4.5%)	2,455	2,455	—%
Headquarters, other and eliminations	(176)	(204)	NM	(676)	(690)	NM
NBCUniversal Adjusted EBITDA	$2,120	$2,020	(4.7%)	$8,598	$8,772	2.0%
NM=comparison not meaningful.

Revenue for NBCUniversal decreased 2.6% to $9.2 billion in the fourth quarter of 2019. Adjusted EBITDA decreased 4.7% to $2.0 billion.

For the twelve months ended December 31, 2019, NBCUniversal revenue decreased 5.0% to $34.0 billion compared to last year's results, which included an incremental $1.6 billion of revenue generated by the broadcasts of the 2018 PyeongChang Olympics and the NFL's Super Bowl LII at our TV Businesses. Adjusted EBITDA increased 2.0% to $8.8 billion.

Cable Networks
Cable Networks revenue increased 1.2% to $2.9 billion in the fourth quarter of 2019, primarily reflecting higher advertising and content licensing and other revenue. Advertising revenue increased 2.0%, reflecting higher rates, partially offset by audience ratings declines. Content licensing and other revenue increased 3.4%, due to higher revenue from our digital businesses. Distribution revenue was consistent with the prior year period, reflecting contractual rate increases and the timing of contract renewals, offset by a decline in subscribers. Adjusted EBITDA decreased 1.4% to $1.0 billion in the fourth quarter of 2019, reflecting higher revenue, more than offset by an increase in operating costs and expenses.

For the twelve months ended December 31, 2019, revenue from the Cable Networks segment decreased 2.2% to $11.5 billion compared to 2018, primarily reflecting lower content licensing and other and advertising revenue. Excluding $378 million of revenue generated by the broadcast of the 2018 PyeongChang Olympics in the first quarter of 2018, Cable Networks revenue increased 1.0% (see Table 6). Adjusted EBITDA of $4.4 billion was consistent with the prior year period, reflecting lower revenue, offset by a decrease in operating costs and expenses, including programming and production costs, due to the broadcast of the 2018 PyeongChang Olympics in the first quarter of 2018.

Broadcast Television
Broadcast Television revenue increased 2.1% to $3.2 billion in the fourth quarter of 2019, reflecting higher distribution and other and content licensing revenue, partially offset by a decrease in advertising revenue. Distribution and other revenue increased 9.9%, primarily due to higher retransmission consent fees. Content licensing revenue increased 5.8%, primarily due to the timing of content provided under licensing agreements. Advertising revenue decreased 1.5%, due to a decrease in political advertising revenue. Excluding political advertising revenue, advertising revenue increased in the low-single-digits, reflecting higher pricing, partially offset by audience ratings declines. Adjusted EBITDA increased 14.2% to $471 million in the fourth quarter of 2019, primarily reflecting higher revenue and consistent operating costs and expenses.

For the twelve months ended December 31, 2019, revenue from the Broadcast Television segment decreased 10.3% to $10.3 billion compared to 2018, primarily reflecting a decrease in advertising revenue. Excluding $770 million of revenue generated by the broadcast of the 2018 PyeongChang Olympics in the first quarter of 2018 and $423 million of revenue generated by the broadcast of the NFL's Super Bowl LII in the first quarter of 2018, Broadcast Television revenue of $10.3 billion was consistent with the prior year period (see Table 6). Adjusted EBITDA increased 4.4% to $1.7 billion compared to 2018, with lower revenue more than offset by a decrease in programming and production costs, primarily due to decreased sports programming costs associated with the broadcasts of the 2018 PyeongChang Olympics and the NFL's Super Bowl LII in the first quarter of 2018.

Filmed Entertainment
Filmed Entertainment revenue decreased 21.0% to $1.6 billion in the fourth quarter of 2019, primarily reflecting lower theatrical revenue. Theatrical revenue decreased 59.1%, reflecting the volume and strength of releases in last year's fourth quarter, including Dr. Seuss' The Grinch and Halloween. Adjusted EBITDA decreased 48.9% to $91 million in the fourth quarter of 2019, reflecting lower revenue, partially offset by lower programming and production costs.

For the twelve months ended December 31, 2019, revenue from the Filmed Entertainment segment decreased 9.2% to $6.5 billion compared to 2018, primarily reflecting lower theatrical revenue, partially offset by higher content licensing revenue. Adjusted EBITDA increased 13.5% to $833 million compared to 2018, reflecting lower revenue, more than offset by lower operating expenses.

Theme Parks
Theme Parks revenue increased 3.2% to $1.6 billion in the fourth quarter of 2019, due to increases in guest spending. Adjusted EBITDA decreased 4.5% to $636 million in the fourth quarter of 2019, reflecting higher revenue, more than offset by higher operating expenses.

For the twelve months ended December 31, 2019, revenue from the Theme Parks segment increased 4.4% to $5.9 billion compared to 2018, due to increases in guest spending and higher attendance. Adjusted EBITDA of $2.5 billion was consistent with the prior year period, reflecting an increase in revenue, offset by higher operating expenses.

Headquarters, Other and Eliminations
NBCUniversal Headquarters, Other and Eliminations include overhead and eliminations among the NBCUniversal businesses. For the quarter ended December 31, 2019, NBCUniversal Headquarters, Other and Eliminations Adjusted EBITDA loss was $204 million, compared to a loss of $176 million in the fourth quarter of 2018.

For the twelve months ended December 31, 2019, NBCUniversal Headquarters, Other and Eliminations Adjusted EBITDA loss was $690 million compared to a loss of $676 million in 2018.

Sky
Pro forma results are presented as if the Sky transaction occurred on January 1, 2017. The pro forma amounts are based on historical results of operations and are primarily adjusted for the allocation of purchase price and excluding costs directly related to the transaction. These amounts are not necessarily indicative of what our results would have been had we operated Sky since January 1, 2017, (see Table 7 for reconciliations of pro forma financial data).

($ in millions) (pro forma)
	4th Quarter				Full Year
	2018	2019	Growth	Constant Currency Growth[7]	2018	2019	Growth	Constant Currency Growth[7]
Sky Revenue
Direct-to-Consumer	$3,976	$4,022	1.1%	2.3%	$16,077	$15,538	(3.4%)	1.4%
Content	363	371	2.1%	2.7%	1,248	1,432	14.7%	19.7%
Advertising	682	647	(5.1%)	(4.1%)	2,489	2,249	(9.6%)	(5.4%)
Sky Revenue	$5,021	$5,040	0.4%	1.4%	$19,814	$19,219	(3.0%)	1.7%

Sky Operating Costs and Expenses	$4,256	$4,275	0.4%	1.6%	$16,920	$16,120	(4.7%)	(0.1%)

Sky Adjusted EBITDA	$765	$765	—%	0.4%	$2,894	$3,099	7.1%	12.2%
Adjusted EBITDA Margin	15.2%	15.2%			14.6%	16.1%

Pro Forma Revenue for Sky of $5.0 billion was consistent with the prior year period. Excluding the impact of currency, revenue increased 1.4%, driven by higher direct-to-consumer and content revenue, partially offset by lower advertising revenue. Direct-to-consumer revenue increased 2.3% to $4.0 billion, driven by an increase in customer relationships. Content revenue increased 2.7% to $371 million, reflecting higher rates for wholesaling of our programming. Advertising revenue decreased 4.1% to $647 million, reflecting an unfavorable impact from a change in legislation related to gambling advertisements in the UK and Italy, as well as overall market weakness.

For the twelve months ended December 31, 2019, pro forma Sky revenue decreased 3.0% to $19.2 billion compared to 2018. Excluding the impact of currency, revenue increased 1.7%, reflecting growth in content and direct-to-consumer revenue, partially offset by lower advertising revenue.

Pro Forma Total Customer Relationships increased by 77,000 to 24.0 million in the fourth quarter of 2019. For the twelve months ended December 31, 2019, total customer relationships increased by 394,000.

(in thousands) (pro forma)
	Customers		Net Additions
	YE18	YE19	4Q18	4Q19	2018	2019
Total Customer Relationships	23,600	23,994	164	77	735	394

Pro Forma Adjusted EBITDA for Sky of $765 million was consistent with the prior year period. Excluding the impact of currency, Adjusted EBITDA increased 0.4%, reflecting higher revenue, partially offset by higher operating expenses.

For the twelve months ended December 31, 2019, pro forma Sky Adjusted EBITDA increased 7.1% to $3.1 billion compared to 2018. Excluding the impact of currency, Adjusted EBITDA increased 12.2%.

Corporate, Other and Eliminations

Corporate, Other and Eliminations primarily relate to corporate operations and Comcast Spectacor, as well as eliminations among Comcast's businesses. For the quarter ended December 31, 2019, the Corporate, Other and Eliminations Adjusted EBITDA6 loss was $232 million, an increase of $30 million compared to 2018, primarily driven by start up costs associated with Peacock.

For the twelve months ended December 31, 2019, the Corporate, Other and Eliminations Adjusted EBITDA6 loss was $879 million, an increase of $73 million compared to 2018, primarily driven by start up costs associated with Peacock.

Notes:

1
We define Adjusted EBITDA as net income attributable to Comcast Corporation before net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock, income tax expense, investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. See Table 4 for reconciliation of non-GAAP financial measures.

2	All earnings per share amounts are presented on a diluted basis.

3
In first quarter 2019, we changed our presentation of Adjusted EPS to also exclude amortization expense for acquisition-related intangible assets. Adjusted EPS is a non-GAAP financial measure that is defined as our diluted earnings per common share attributable to Comcast Corporation shareholders adjusted to exclude the effects of the amortization of acquisition-related intangible assets, investments that investors may want to evaluate separately (such as based on fair value) and the impact of certain events, gains, losses or other charges that affect period-over-period comparisons. See Table 5 for reconciliation of non-GAAP financial measures.

4
We define Free Cash Flow as net cash provided by operating activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Cash payments for acquisitions and construction of real estate properties and the construction of Universal Beijing Resort are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures for Free Cash Flow. See Table 4 for reconciliation of non-GAAP financial measures.

5	Consolidated financial results include Sky results for periods following the acquisition on October 9, 2018.

6
Beginning in the first quarter of 2019, Comcast Cable's wireless phone service and certain other Cable-related business development initiatives are now presented in the Cable Communications segment. Results were previously presented in Corporate and Other. Prior periods have been adjusted to reflect this presentation. To be consistent with our current management reporting presentation, certain 2018 operating results were reclassified related to certain NBCUniversal businesses now presented in the Sky segment.

7
Sky constant currency growth rates are calculated by comparing the current period results to the comparative period results in the prior year adjusted to reflect the average exchange rates from the current year period rather than the actual exchange rates in effect during the respective prior year periods. See Table 8 for reconciliation of Sky's constant currency growth.

All percentages are calculated on whole numbers. Minor differences may exist due to rounding.
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Conference Call and Other Information
Comcast Corporation will host a conference call with the financial community today, January 23, 2020 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 3469916. A replay of the call will be available starting at 12:00 p.m. ET on January 23, 2020, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Thursday, January 30, 2020 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 3469916.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate website, www.comcastcorporation.com. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.
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Investor Contacts:		Press Contacts:
Jason Armstrong	(215) 286-7972	D’Arcy Rudnay	(215) 286-8582
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011

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Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.
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Non-GAAP Financial Measures
In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation
Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company with three primary businesses: Comcast Cable, NBCUniversal, and Sky. Comcast Cable is one of the United States’ largest high-speed internet, video, and phone providers to residential customers under the Xfinity brand, and also provides these services to businesses. It also provides wireless and security and automation services to residential customers under the Xfinity brand. NBCUniversal is global and operates news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures, and Universal Parks and Resorts. Sky is one of Europe's leading media and entertainment companies, connecting customers to a broad range of video content through its pay television services. It also provides communications services, including residential high-speed internet, phone, and wireless services. Sky operates the Sky News broadcast network and sports and entertainment networks, produces original content, and has exclusive content rights.
Visit www.comcastcorporation.com for more information.

TABLE 1
Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
(in millions, except per share data)	December 31,		December 31,
	2018	2019	2018	2019
Revenue	$27,846	$28,398	$94,507	$108,942

Programming and production	9,252	9,300	29,692	34,440
Other operating and administrative	8,782	8,731	28,094	32,807
Advertising, marketing and promotion	2,101	1,943	7,036	7,617
Adjustments(1)	(480)	(12)	(480)	(180)
	19,655	19,962	64,342	74,684

Adjusted EBITDA(1)	8,191	8,436	30,165	34,258

Adjustments(1)	480	12	480	180
Depreciation expense	2,211	2,102	8,281	8,663
Amortization expense	986	1,075	2,736	4,290
Other operating gains	—	—	(341)	—
	3,677	3,189	11,156	13,133

Operating income	4,514	5,247	19,009	21,125

Interest expense	(1,129)	(1,113)	(3,542)	(4,567)

Investment and other income (loss), net
Equity in net income (losses) of investees, net	(308)	(210)	(364)	(505)
Realized and unrealized gains (losses) on equity securities, net	(137)	74	(187)	656
Other income (loss), net	128	63	326	287
	(317)	(73)	(225)	438

Income before income taxes	3,068	4,061	15,242	16,996

Income tax expense	(486)	(861)	(3,380)	(3,673)

Net income	2,582	3,200	11,862	13,323

Less: Net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock	71	38	131	266

Net income attributable to Comcast Corporation	$2,511	$3,162	$11,731	$13,057

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.55	$0.68	$2.53	$2.83

Diluted weighted-average number of common shares	4,596	4,623	4,640	4,610

(1) See Table 4 for a reconciliation of non-GAAP financial measures.

TABLE 2
Consolidated Statement of Cash Flows (Unaudited)

	Twelve Months Ended
(in millions)	December 31,
	2018	2019

OPERATING ACTIVITIES
Net income	$11,862	$13,323
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other operating gains	10,676	12,953
Share-based compensation	826	1,021
Noncash interest expense (income), net	364	417
Net (gain) loss on investment activity and other	576	(20)
Deferred income taxes	290	563
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	(802)	(57)
Film and television costs, net	(395)	(929)
Accounts payable and accrued expenses related to trade creditors	(394)	(347)
Other operating assets and liabilities	1,294	(1,227)

Net cash provided by operating activities	24,297	25,697

INVESTING ACTIVITIES
Capital expenditures	(9,774)	(9,953)
Cash paid for intangible assets	(1,935)	(2,475)
Acquisitions and construction of real estate properties	(143)	(54)
Construction of Universal Beijing Resort	(460)	(1,116)
Acquisitions, net of cash acquired	(38,219)	(370)
Proceeds from sales of businesses and investments	141	886
Purchases of investments	(1,257)	(1,899)
Other	793	140

Net cash provided by (used in) investing activities	(50,854)	(14,841)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	379	(1,288)
Proceeds from borrowings	44,781	5,479
Proceeds from collateralized obligation	—	5,175
Repurchases and repayments of debt	(8,798)	(14,354)
Repurchases of common stock under repurchase program and employee plans	(5,320)	(504)
Dividends paid	(3,352)	(3,735)
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(277)	(311)
Other	(273)	357

Net cash provided by (used in) financing activities	27,140	(9,181)

Impact of foreign currency on cash, cash equivalents and restricted cash	(245)	5

Increase (decrease) in cash, cash equivalents and restricted cash	338	1,680

Cash, cash equivalents and restricted cash, beginning of period	3,571	3,909

Cash, cash equivalents and restricted cash, end of period	$3,909	$5,589

TABLE 3
Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31,	December 31,
	2018	2019
ASSETS

Current Assets
Cash and cash equivalents	$3,814	$5,500
Receivables, net	11,104	11,292
Programming rights	3,746	3,877
Other current assets	3,184	4,723
Total current assets	21,848	25,392

Film and television costs	7,837	8,933

Investments	7,883	6,989

Investment securing collateralized obligation	—	694

Property and equipment, net	44,437	48,322

Goodwill	66,154	68,725

Franchise rights	59,365	59,365

Other intangible assets, net	38,358	36,128

Other noncurrent assets, net	5,802	8,866

	$251,684	$263,414

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$8,494	$10,826
Accrued participations and residuals	1,808	1,730
Deferred revenue	2,182	2,768
Accrued expenses and other current liabilities	10,721	10,516
Current portion of long-term debt	4,398	4,452
Total current liabilities	27,603	30,292

Long-term debt, less current portion	107,345	97,765

Collateralized obligation	—	5,166

Deferred income taxes	27,589	28,180

Other noncurrent liabilities	15,329	16,765

Redeemable noncontrolling interests and redeemable subsidiary preferred stock	1,316	1,372

Equity
Comcast Corporation shareholders' equity	71,613	82,726
Noncontrolling interests	889	1,148
Total equity	72,502	83,874

	$251,684	$263,414

TABLE 4

Reconciliation from Net Income Attributable to Comcast Corporation to Adjusted EBITDA (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

(in millions)	2018	2019	2018	2019
Net income attributable to Comcast Corporation	$2,511	$3,162	$11,731	$13,057
Net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock	71	38	131	266
Income tax expense	486	861	3,380	3,673
Interest expense	1,129	1,113	3,542	4,567
Investment and other (income) loss, net	317	73	225	(438)
Depreciation, amortization and other operating gains	3,197	3,177	10,676	12,953
Adjustments (1)	480	12	480	180
Adjusted EBITDA	$8,191	$8,436	$30,165	$34,258

Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

(in millions)	2018	2019	2018	2019
Net cash provided by operating activities	$5,790	$6,235	$24,297	$25,697
Capital expenditures	(3,167)	(3,087)	(9,774)	(9,953)
Cash paid for capitalized software and other intangible assets	(560)	(789)	(1,935)	(2,475)
Adjustments (2)	—	125	—	125
Total Free Cash Flow	$2,063	$2,484	$12,588	$13,394

Alternate Presentation of Free Cash Flow (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

(in millions)	2018	2019	2018	2019
Adjusted EBITDA	$8,191	$8,436	$30,165	$34,258
Capital expenditures	(3,167)	(3,087)	(9,774)	(9,953)
Cash paid for capitalized software and other intangible assets	(560)	(789)	(1,935)	(2,475)
Cash interest expense	(657)	(1,087)	(2,897)	(4,254)
Cash taxes	(822)	(741)	(2,355)	(3,231)
Changes in operating assets and liabilities	(802)	(665)	(1,313)	(2,335)
Noncash share-based compensation	219	231	826	1,021
Other (3)	(339)	61	(129)	238
Adjustments (2)	—	125	—	125
Total Free Cash Flow	$2,063	$2,484	$12,588	$13,394

(1)
4th quarter and year to date 2019 Adjusted EBITDA excludes $12 million and $180 million of other operating and administrative expense, respectively, related to the Sky transaction. 4th quarter and year to date 2018 Adjusted EBITDA excludes $355 million of other operating and administrative expense related to the Sky transaction and $125 million of other operating and administrative expense related to a legal settlement.

(2)	4th quarter and year to date 2019 adjustments for this presentation include a $125 million payment related to a legal settlement.

(3)
4th quarter and year to date 2019 include decreases of $12 million and $180 million of costs related to the Sky transaction, respectively, as these amounts are excluded from Adjusted EBITDA. 4th quarter 2018 includes decreases of $355 million and $125 million related to the Sky transaction and a legal settlement, respectively, as these amounts are excluded from Adjusted EBITDA.

Note: Minor differences may exist due to rounding.

TABLE 5

Reconciliation of EPS Excluding Adjustments (Unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,

	2018		2019		2018		2019
(in millions, except per share data)
	$	EPS	$	EPS	$	EPS	$	EPS

Net income attributable to Comcast Corporation	$2,511	$0.55	$3,162	$0.68	$11,731	$2.53	$13,057	$2.83
Growth %			25.9%	23.6%			11.3%	11.9%

Amortization of acquisition-related intangible assets (1)	361	0.08	401	0.09	836	0.18	1,581	0.35
Investments (2)	291	0.06	90	0.02	162	0.03	(227)	(0.05)
Items affecting period-over-period comparability:
Income tax adjustments (3)	(244)	(0.05)	—	—	(224)	(0.05)	(125)	(0.03)
Gains and losses related to businesses and investments (4)	—	—	—	—	(301)	(0.06)	(96)	(0.02)
Loss on early redemption of debt (5)	—	—	—	—	—	—	42	0.01
Costs related to Sky transaction and Twenty-First Century Fox offer (6)	280	0.06	10	—	383	0.08	146	0.03
Purchase accounting adjustments (7)	—	—	—	—	—	—	39	0.01
Legal settlement (8)	93	0.02	—	—	93	0.02	—	—

Net income attributable to Comcast Corporation (excluding adjustments)	$3,292	$0.72	$3,663	$0.79	$12,680	$2.73	$14,417	$3.13
Growth %			11.3%	9.7%			13.7%	14.7%

(1)
Acquisition-related intangible assets are recognized as a result of the application of Accounting Standards Codification Topic 805, Business Combinations (such as customer relationships), and their amortization is significantly affected by the size and timing of our acquisitions. Amortization of intangible assets not resulting from business combinations (such as software and acquired intellectual property rights used in our theme parks) is included in Adjusted EPS.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2019	2018	2019
Amortization of acquisition-related intangible assets before income taxes	$465	$503	$1,104	$1,992
Amortization of acquisition-related intangible assets, net of tax	$361	$401	$836	$1,581

(2)
Adjustments for investments include realized and unrealized (gains) losses on equity securities, net (as stated in Table 1), as well as the equity in net (income) losses of investees, net, for our investments in Atairos and Hulu (following May 2019 transaction).

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2019	2018	2019
Realized and unrealized (gains) losses on equity securities, net	$137	($74)	$187	($656)
Equity in net (income) losses of investees, net	255	192	31	347
Investments before income taxes	392	118	218	(309)
Investments, net of tax	$291	$90	$162	($227)

(3)
2019 year to date net income attributable to Comcast Corporation includes $125 million of income tax benefits recorded in the 3rd quarter 2019 related to the impact of certain state tax law adjustments. 4th quarter 2018 net income attributable to Comcast Corporation includes a $244 million income tax benefit related to a reduction of our net deferred tax liabilities as a result of the Sky transaction. 2018 year to date net income attributable to Comcast Corporation includes a $148 million income tax expense adjustment recorded in the 3rd quarter 2018 related to the impact of certain state tax law changes and federal tax reform and a $128 million net income tax benefit recorded in the 1st quarter 2018 as a result of federal tax legislation enacted in 2018.

(4)
2019 year to date net income attributable to Comcast Corporation includes a gain of $219 million in other income, $163 million net of tax, related to our investment in Hulu and $90 million of other losses, $67 million net of tax, related to an impairment of an equity method investment. 2018 year to date net income attributable to Comcast Corporation includes $141 million of other operating gains, $105 million net of tax, related to the sale of a business in our Filmed Entertainment segment, $200 million of other operating gains, $148 million net of tax, resulting from the sale of a controlling interest in our arena management-related businesses and $64 million of other income, $48 million net of tax, resulting from a gain on the sale of our investment in The Weather Channel.

(5)	2019 year to date net income attributable to Comcast Corporation includes $56 million of interest expense, $42 million net of tax, resulting from the early redemption of debt.

(6)
4th quarter and year to date 2019 net income attributable to Comcast Corporation includes $12 million and $180 million of operating costs and expenses, $10 million and $146 million net of tax, respectively, related to the Sky transaction, primarily relating to the replacement of share-based compensation awards and costs related to integration activities. 4th quarter 2018 net income attributable to Comcast Corporation includes $355 million of operating costs and expenses, $18 million of interest expense and $64 million of income in other (income) loss, net, ($309 million in total, $280 million net of tax) related to the Sky transaction. 2018 year to date net income attributable to Comcast Corporation includes $389 million of operating costs and expenses, $63 million of interest expense and $4 million of income in other (income) loss, net, ($448 million in total, $383 million net of tax) related to the Sky transaction and the Twenty-First Century Fox offer.

(7)
2019 year to date net income attributable to Comcast Corporation includes $53 million of depreciation and amortization expense, $39 million net of tax, related to the 4th quarter 2018, as a result of adjustments to the purchase price allocation of Sky, primarily related to intangible assets and property and equipment.

(8)	4th quarter 2018 net income attributable to Comcast Corporation includes $125 million of other operating and administrative expense, $93 million net of tax, related to a legal settlement.
Note: Minor differences may exist due to rounding.

TABLE 6

Reconciliation of Cable Networks Revenue Excluding 2018 Olympics (Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,

(in millions)	2018	2019	Growth %	2018	2019	Growth %

Revenue	$2,892	$2,927	1.2%	$11,773	$11,513	(2.2%)

2018 Olympics	—	—		(378)	—

Revenue excluding 2018 Olympics	$2,892	$2,927	1.2%	$11,395	$11,513	1.0%

Reconciliation of Broadcast Television Revenue Excluding 2018 Olympics and 2018 Super Bowl (Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,

(in millions)	2018	2019	Growth %	2018	2019	Growth %

Revenue	$3,099	$3,162	2.1%	$11,439	$10,261	(10.3%)

2018 Olympics	—	—		(770)	—
2018 Super Bowl	—	—		(423)	—

Revenue excluding 2018 Olympics and 2018 Super Bowl	$3,099	$3,162	2.1%	$10,246	$10,261	0.1%

Note: Minor differences may exist due to rounding.

TABLE 7
Reconciliation of As Reported to Pro Forma(1) Financial Information (Unaudited)

		Sky			Comcast

(in millions)
		Pro Forma	Pro Forma		Pro Forma	Pro Forma
	As Reported	Adjustments(1)	Sky	As Reported	Adjustments(1)	Comcast
Three Months Ended December 31, 2018

Revenue	$4,587	$434	$5,021	$27,846	$433	$28,279

Operating costs and expenses and other	3,895	361	4,256	19,655	361	20,016

Adjusted EBITDA	$692	$73	$765	$8,191	$72	$8,263

Three Months Ended December 31, 2019

Revenue	$5,040	$—	$5,040	$28,398	$—	$28,398

Operating costs and expenses and other	4,275	—	4,275	19,962	—	19,962

Adjusted EBITDA	$765	$—	$765	$8,436	$—	$8,436

Growth Rates
Revenue	9.9%		0.4%	2.0%		0.4%
Operating costs and expenses and other	9.7%		0.4%	1.6%		(0.3%)
Adjusted EBITDA	10.6%		—%	3.0%		2.1%

Twelve Months Ended December 31, 2018

Revenue	$4,587	$15,227	$19,814	$94,507	$15,011	$109,518

Operating costs and expenses and other	3,895	13,025	16,920	64,342	12,814	77,156

Adjusted EBITDA	$692	$2,202	$2,894	$30,165	$2,197	$32,362

Twelve Months Ended December 31, 2019

Revenue	$19,219	$—	$19,219	$108,942	$—	$108,942

Operating costs and expenses and other	16,120	—	16,120	74,684	—	74,684

Adjusted EBITDA	$3,099	$—	$3,099	$34,258	$—	$34,258

Growth Rates
Revenue	NM		(3.0%)	15.3%		(0.5%)
Operating costs and expenses and other	NM		(4.7%)	16.1%		(3.2%)
Adjusted EBITDA	NM		7.1%	13.6%		5.9%

NM=comparison not meaningful.

(1)
Pro forma information is presented as if the Sky transaction occurred January 1, 2017. Our pro forma information is based on historical results of operations and are primarily adjusted for the effects of acquisition accounting and the elimination of costs and expenses directly attributable to the transaction, but does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. Our pro forma information is not necessarily indicative of future results or what our results would have been had we operated Sky since January 1, 2017.

Note: Minor differences may exist due to rounding.

TABLE 8
Reconciliation of Sky Constant Currency Growth (Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,

(in millions)	2018(1)	2019	Growth %	2018(1)	2019	Growth %

Direct-to-Consumer	$3,932	$4,022	2.3%	$15,326	$15,538	1.4%
Content	361	371	2.7%	1,196	1,432	19.7%
Advertising	675	647	(4.1%)	2,376	2,249	(5.4%)
Revenue	$4,968	$5,040	1.4%	$18,898	$19,219	1.7%

Operating costs and expenses	$4,206	$4,275	1.6%	$16,134	$16,120	(0.1%)

Adjusted EBITDA	$762	$765	0.4%	$2,764	$3,099	12.2%

(1)
2018 results for entities reporting in currencies other than United States dollars are converted into United States dollars using the average exchange rates from the current period rather than the actual exchange rates in effect during the respective periods.

Note: Minor differences may exist due to rounding.